RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-189888

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated February 18, 2014

Pricing Supplement Dated February __, 2014 to the Product
Prospectus Supplement No. TP-1, dated July 26, 2013, and the
Prospectus Supplement and Prospectus, each dated July 23, 2013
$ __________ Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of the two Reference Assets set forth below. The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Continent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.
Reference Asset	Initial Value1	Trigger Level and Coupon Barrier
iShares® Emerging Markets ETF (“EEM”)	$[ ]	$[ ] (75% of the Initial Value)
EURO STOXX 50® Index (“SX5E”)	[ ]	[ ] (75% of the Initial Value)
1For each Reference Asset, the Initial Value will its closing price or closing level on the Trade Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated July 26, 2013, page S-1 of the prospectus supplement dated July 23, 2013, and “Selected Risk Considerations” beginning on page P9 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	February 26, 2014	Principal Amount:	$1,000 per Note
Issue Date:	February 28, 2014	Maturity Date:	February 28, 2019
Observation Dates:
The 26th of each February, May, August and November during the term of the Notes, commencing on May 26, 2014, up to and including the Valuation Date, subject to postponement as described in Product Prospectus Supplement No. TP-1.
Coupon Payment Dates:
The 28th of each February, May, August and November during the term of the Notes, commencing on May 28, 2014, up to and including the Maturity Date, subject to postponement as described in Product Prospectus Supplement No. TP-1.

Valuation Date:	February 26, 2019	Contingent Coupon Rate:	[8.80-10.40]% per annum. The actual Contingent Coupon Rate will be determined on the Trade Date.
Contingent Coupon:
If the closing price or closing level of each Reference Asset is equal to or greater than its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Value of the Worst Performing Reference Asset is less than its Trigger Level.
If the Final Value of the Worst Performing Reference Asset is less than its Trigger Level, then the investor will receive at maturity, for each $1,000 in principal amount, an amount of cash which will be less than the principal amount, based upon the Underlying Return of the Worst Performing Reference Asset.
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price or level of the Worst Performing Reference Asset.

Worst Performing Reference Asset:	The Reference Asset which has the lowest Underlying Return.
Call Feature:
The Notes will be automatically called for 100% of their principal amount, plus accrued interest, if the closing price or closing level of each Reference Asset is equal to or greater than its Initial Value on any Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Value:	For each Reference Asset, the closing price or closing level of that Reference Asset on the Valuation Date.
CUSIP:	78010URE9
	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$
The initial estimated value of the Notes as of the date of this terms supplement is $962.50 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date, which will not be less than $942.50 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $15.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $15.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest) on page P-21 below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of the Reference Assets set forth below.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Trade Date:	February 26, 2014

Issue Date:	February 28, 2014

Term:	Five years

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:	We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below

• If the closing price or closing level of each Reference Asset is equal to or greater than its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

• If the closing price or closing level of either of the Reference Assets is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	[8.80-10.40]% per annum. The actual Contingent Coupon Rate will be determined on the Trade Date.

Observation Dates:
Quarterly, on the 26th of each February, May, August and November during the term of the Notes, commencing on May 26, 2014, up to and including the Valuation Date, subject to postponement as described in Product Prospectus Supplement No. TP-1.

Coupon Payment Dates:
The Contingent Coupon, if applicable, will be paid on the 28th of each February, May, August and November during the term of the Notes, commencing on May 28, 2014, up to and including the Maturity Date, subject to postponement as described in Product Prospectus Supplement No. TP-1.

Call Feature:	If, on any Observation Date, the closing price or closing level of each Reference Asset is equal to or greater than its Initial Value, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

RBC Capital Markets, LLC
P2

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.

Valuation Date:	February 26, 2019

Maturity Date:	February 28, 2019

Initial Value:	For each Reference Asset, its closing price or closing level on the Trade Date.

Final Value:	For each Reference Asset, its closing price or closing level on the Valuation Date.

Trigger Level and Coupon Barrier:	For each Reference Asset, 75% of the Initial Value.

Payment at Maturity (if held to maturity):	If the Notes are not called, we will pay you at maturity an amount based on the Final Value of the Worst Performing Reference Asset:
• If the Final Value of the Worst Performing Reference Asset is greater than or equal to its Trigger Level, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

• If the Final Value of the Worst Performing Reference Asset is below its Trigger Level, the investor will receive at maturity, for each $1,000 in principal amount, an amount of cash calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Worst Performing Reference Asset)

In this case, the amount of cash that you will receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Worst Performing Reference Asset from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price or level of the Worst Performing Reference Asset below its Trigger Level.

Underlying Return:	Final Value – Initial Value Initial Value

Stock Settlement:	Not applicable. Payments on the Notes will be made only in cash.

Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to either of the Reference Assets will result in the postponement of an Observation Date or the Valuation Date as to that Reference Asset, but not as to the non-affected Reference Asset.

Calculation Agent:	RBC Capital Markets, LLC

RBC Capital Markets, LLC
P3

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes, together with the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P4

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

ADDITIONAL DOCUMENTS

You should read this terms supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part.  Without limiting the forgoing, please see the product prospectus supplement for additional information relating to the determination of the Initial Value, the Coupon Barrier, the Trigger Level and the Final Value of the EEM, and potential adjustments thereto.  Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004111/c725133424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC
P5

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

HYPOTHETICAL EXAMPLES

The examples set out below are included for illustration purposes only. The hypothetical Initial Values are not estimates or forecasts of the level of either Reference Asset on any trading day prior to the Maturity Date. The Contingent Coupon Rate will be determined on the Trade Date.  The examples below assume that a holder purchased Notes with an aggregate principal amount of $1,000 and the following terms:

Hypothetical Initial Value (for each Reference Asset):	100
Hypothetical Trigger Level and Coupon Barrier (for each Reference Asset):	75.00, which is 75% of the Initial Value
Contingent Coupon Rate:	9.60% per annum (or 2.40% per quarter)
Contingent Coupon Amount:	$24.00 per quarter
Observation Dates:	Quarterly

In Examples 1 and 2, the hypothetical closing price or closing level of each Reference Asset is greater than or equal to its hypothetical Initial Value on one of the Observation Dates.  Because the hypothetical closing price or closing level of each Reference Asset is greater than or equal to its hypothetical Initial Value on one of the Observation Dates, the Notes are automatically called.  In Examples 3 and 4, the hypothetical closing price or closing level of one or more of the Reference Assets on each of the Observation Dates is less than its Initial Value, and, consequently, the Notes are not automatically called.

Example 1
Observation Dates	Hypothetical Closing Price or Closing Level of Reference Asset #1	Hypothetical Closing Price or Closing Level of Reference Asset #2	Contingent Coupon	Payment if the Notes Are Called
#1	105	103	$24.00	$1,024.00
#2-19	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A	N/A
▪
In Example 1, the Notes are automatically called following the first Observation Date as the closing price or closing level of each Reference Asset on the first Observation Date is greater than its Initial Value.  Payment will be calculated as follows:

Principal Amount + Contingent Coupon = $1,000 + $24 = $1,024

In this example, the Call Feature limits the term of your investment to approximately three months.

RBC Capital Markets, LLC
P6

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

Example 2
Observation Dates	Hypothetical Closing Price or Closing Level of Reference Asset #1	Hypothetical Closing Price or Closing Level of Reference Asset #2	Contingent Coupon	Payment if the Notes Are Called
#1	88	94	$24.00	N/A
#2	106	97	$24.00	N/A
#3	105	103	$24.00	$1,024.00
#4-19	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A	N/A
▪
In Example 2, the Notes are automatically called following the third Observation Date, as the closing price or closing level of each Reference Asset on the third Observation Date is greater than its Initial Value.  (The Notes were not called on the second Observation Date, as the closing price or closing level of only one of the Reference Assets was greater than its Initial Value.) As the closing price or closing level of each Reference Asset on the first two Observation Dates is greater than the Coupon Barrier and Trigger Level, you receive the Contingent Coupon of $24.00 with respect to each of those Observation Dates.  Following the third Observation Date, you receive a payment of $1,024.00, which includes the Contingent Coupon with respect to the third Observation Date.

In this example, the Call Feature limits the term of your investment to approximately nine months.  Further, although each of the Reference Assets has appreciated from the Initial Value on the third Observation Date, you only receive a payment of $1,024.00 per Note and do not fully benefit from that appreciation.

Examples 3 and 4 illustrate the payment at maturity per Note based on the Final Value of the Worst Performing Reference Asset.

Example 3
Observation Dates	Hypothetical Closing Price or Closing Level of the Worst Performing Reference Asset	Contingent Coupon	Payment if the Notes Are Called
#1	$62	$0	N/A
#2	$58	$0	N/A
#3	$64	$0	N/A
#4	$59	$0	N/A
#5-19	Various prices or levels below the Coupon Barrier	$0	N/A
Valuation Date	$60	$0	N/A
Payment at Maturity	$600

RBC Capital Markets, LLC
P7

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

▪
In Example 3, the closing price or closing level of the Worst Performing Reference Asset remains below the Coupon Barrier and Trigger Level throughout the term of the Notes.  As a result, you do not receive any Contingent Coupons during the term of the Notes and, at maturity, you are fully exposed to the decline in this Reference Asset.  As the Final Value of the Worst Performing Reference Asset is less than its Trigger Level, the value of the cash that you receive at maturity will be significantly less than the principal amount of the Notes.

Example 4
Observation Dates	Hypothetical Closing Price or Closing Level of the Worst Performing Reference Asset	Contingent Coupon	Payment if the Notes Are Called
#1	$62	$0	N/A
#2	$58	$0	N/A
#3	$64	$0	N/A
#4	$59	$0	N/A
#5-19	Various prices or levels below the Coupon Barrier	$0	N/A
Valuation Date	$78	$24.00	N/A
Payment at Maturity	$1,024.00

▪
In Example 4, the closing price or closing level of the Worst Performing Reference Asset decreases to a Final Value of $78.  Although the Final Value of the Worst Performing Reference Asset is less than its Initial Value, because the Final Value of the Worst Performing Reference Asset is greater than its Trigger Level, you will receive the principal amount plus the Contingent Coupon with respect to the final Observation Date.  Your payment at maturity would be:

$1,000 + $24 = $1,024

In this example, although the Final Value of the Worst Performing Reference Asset represents a 22% decline from its Initial Value, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,024.00 per Note at maturity.

RBC Capital Markets, LLC
P8

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

Risks Relating to the Terms of the Notes

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price or level of the Worst Performing Reference Asset between the Trade Date and the Valuation Date.  If the Notes are not automatically called and the Final Value of the Worst Performing Reference Asset on the Valuation Date is less than the Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price or closing level of the Worst Performing Reference Asset from the Trade Date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Call Date, the closing price or closing level of each Reference Asset is equal to or greater than its Initial Value, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make any coupon payments on the Notes.  If the closing price or closing level of either of the Reference Assets on an Observation Date is less than the Coupon Barrier, Royal Bank of Canada will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price or closing level of either of the Reference Assets is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, Royal Bank of Canada will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if Royal Bank of Canada does not pay the Contingent Coupon on the maturity date, you will also incur a loss of principal, because the Final Value of the Worst Performing Reference Asset will be less than the Trigger Level.

•
The Notes Are Linked to the Worst Performing Reference Asset — If either of the Reference Assets has a Final Value that is less than its Trigger Level, your return will be linked to the worst performing of the Reference Assets. Even if the Final Value of the other Reference Asset has increased compared to its Initial Value, or has experienced a decrease that is less than that of the Worst Performing Reference Asset, your return will only be determined by reference to the performance of the Worst Performing Reference Asset, regardless of the performance of the other Reference Asset.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Assets. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Worst Performing Reference Asset even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Assets.

RBC Capital Markets, LLC
P9

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

•
Owning the Notes Is Not the Same as Owning the Reference Assets — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the EEM, or the securities represented by the Reference Assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Assets may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices or levels of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Prior to maturity, the value of the Notes will be influenced by many unpredictable factors. — Many economic and market factors will influence the value of the Notes.  We expect that, generally, the closing price or closing level of each Reference Asset on any day will affect the value of the Notes more than any other single factor.  However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the value of the Reference Assets. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

o	the market value of the Reference Assets;

o	whether the market value of one or both of the Reference Assets is below the Coupon Barrier or the Trigger Level;

o	the expected volatility of the Reference Assets;

o	the time to maturity of the Notes;

RBC Capital Markets, LLC
P10

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

o	the dividend rate on the Reference Assets or on the equity securities represented by the Reference Assets;

o	interest and yield rates in the market generally, as well as in the markets of the equity securities represented by the Reference Assets;

o	the occurrence of certain events relating to a Reference Asset that may or may not require an adjustment to the Initial Value, the Coupon Barrier and the Trigger Level;

o
economic, financial, political, regulatory or judicial events that affect the Reference Assets or the equity securities represented by the Reference Assets or stock markets generally, and which may affect the market value of the Reference Assets on any Observation Date;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the equity securities represented by the Reference Assets are traded; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your Notes at a substantial discount from the principal amount if the market value of the Reference Assets is at, below or not sufficiently above their Initial Values, the Coupon Barrier or the Trigger Level.

•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section “Additional Terms of the Notes” below.

Risks Relating to the Reference Assets

•
You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their business, our affiliates may have expressed views on expected movement in the Reference Assets or the equity security that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to either Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by our affiliates.

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An investment in the Notes is subject to risks associated with non-U.S. securities markets. — The securities represented by the Reference Assets have been issued by one or more non-U.S. companies.  An investment in notes linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

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Changes that affect an index will affect the market value of the Notes and the payments on the Notes. — The policies of the sponsor of each of the MSCI Emerging Markets Index (the “Underlying Index”) or the SX5E concerning the calculation of the applicable index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amounts payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Notes.

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We have no affiliation with any index sponsor and will not be responsible for any actions taken by an index sponsor. — No index sponsor is an affiliate of ours or will be involved in the offering of the Notes in any way.  Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the Notes.  No index sponsor has any obligation of any sort with respect to the Notes.  Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to any index sponsor.

Risks Relating to Hedging Activities and Conflicts of Interest

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We or our affiliates may have adverse economic interests to the holders of the Notes. — RBCCM and other affiliates of ours may trade the shares of the EEM and the equity securities represented by the Reference Assets, and other financial instruments related to the Reference Assets on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Reference Assets or any equity securities represented by a Reference Asset.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Reference Assets and, accordingly, could affect the value of the Notes and the amounts, if any, payable on the Notes.

We or our affiliates may currently or from time to time engage in business with the issuers of securities represented by a Reference Asset, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. We do not make any representation or warranty to any purchaser of a Note with respect to any matters whatsoever relating to our business with the issuer of any such security or future price movements of any Reference Asset or any equity securities that may be represented by a Reference Asset.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the value of one or both of the Reference Assets or the price of the equity securities represented by the Reference Assets.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Notes.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Observation Date, which could have an impact on the return of your Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

ADDITIONAL TERMS OF THE NOTES

Closing Level

The closing level for the SX5E on any trading day will equal its closing level published following the regular official weekday close of trading on that trading day.

A “trading day” as to the SX5E means a day on which the principal trading market for the SX5E is open for trading.

Unavailability of the Level of the SX5E

If the sponsor of the SX5E discontinues publication of the SX5E and its sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the SX5E for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If the SX5E’s sponsor discontinues publication of the SX5E prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the SX5E for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the SX5E may adversely affect the value of your Notes.

If at any time the method of calculating a closing level for the SX5E or a successor index is changed in a material respect, or if the index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

SX5E Market Disruption Events

A “market disruption event” with respect to the SX5E means any event, circumstance or cause which Royal Bank of Canada determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank of Canada to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the SX5E:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;

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any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

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the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

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any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

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any other event, if the calculation agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

INFORMATION REGARDING THE REFERENCE ASSETS

All disclosures contained in this terms supplement regarding the Reference Assets, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of iShares, Inc. (“iShares®”) and STOXX Limited (“STOXX”). Each of iShares® and STOXX has no obligation to continue to publish or sponsor the Reference Assets, and may discontinue publication or sponsorship of, the respective Reference Asset. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, publication or sponsorship of any Reference Asset, or any successor.

The iShares® MSCI Emerging Markets ETF

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the EEM, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM typically earns income dividends from securities included in the MSCI Emerging Markets Index. These amounts, net of expenses and taxes (if applicable), are passed along to the EEM’s shareholders as “ordinary income.” In addition, the EEM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes may be linked only to the share price of the EEM, you will not be entitled to receive income, dividend, or capital gain distributions from the EEM or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the EEM is not a recommendation to buy or sell the shares of the EEM. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the EEM.

“iShares®” and BlackRock® are registered trademarks of BlackRock®. BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The shares of this Reference Asset trade on the NYSE Arca under the symbol “EEM”.

The MSCI Emerging Markets Index

We have derived all information contained in this terms supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.
The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

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Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

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DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The EURO STOXX 50® Index

This Reference Asset was created by STOXX, as a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.

Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the SX5E

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.  STOXX does not:

•	sponsor, endorse, sell, or promote the Notes;

•	recommend that any person invest in the Notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;

•	have any responsibility or liability for the administration, management, or marketing of the Notes; or

•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX will not have any liability in connection with the Notes.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E

•	the accuracy or completeness of the SX5E and its data;

•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

USE OF PROCEEDS AND HEDGING

In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving purchases of the securities represented by the Reference Assets, shares of EEM and/or listed and/or over-the-counter derivative instruments linked to any of those securities or the Reference Assets prior to or on the Trade Date.  From time to time, including around the time of each Observation Date and the maturity date, we, RBCCM, and our other affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, RBCCM, and our other affiliates may:

•	acquire or dispose of investments relating to the Reference Assets;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the Reference Assets; or

•	any combination of the above two.

We, RBCCM and our other affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, RBCCM and our other affiliates may close out our or their hedges on or before any Observation Date.  That step may involve sales or purchases of the securities represented by the Reference Assets, shares of EEM, or over-the-counter derivative instruments linked to the Reference Assets.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on February 28, 2014, which is the second (2nd) business day following the Trade Date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus supplement dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

RBC Capital Markets, LLC
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Trigger Phoenix Autocallable Notes Linked to the Worst Performing of Two Reference Assets, Due February 28, 2019

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of each of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Factors—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC
P22